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                                                                    EXHIBIT 99.3




CONTACTS (APACHE):

(MEDIA):    TONY LENTINI      (713) 296-6227
            BILL MINTZ        (713) 296-7276
            DAVID HIGGINS     (713) 296-6690

(INVESTOR): ROBERT DYE        (713) 296-6662

(WEB SITE): www.apachecorp.com


CONTACT (BP):     CLARE BEBBINGTON
                  011 + 44 (20) 7496 4851

(WEB SITE): www.bp.com

                                              FOR RELEASE AT 6 A.M. CENTRAL TIME

                APACHE TO ACQUIRE BP PROPERTIES FOR $1.3 BILLION;
                   LEGACY NORTH SEA AND GULF OF MEXICO ASSETS

      Houston, Jan. 13, 2003--Apache Corporation (NYSE: APA) today announced agreements to acquire producing properties in the North Sea and the Gulf of Mexico from BP for $1.3 billion. The acquisition adds an estimated 29 percent to Apache's 2002 production and 14 percent to its year-end 2002 assets on a pro forma basis.

      Apache's acquisition economics estimate net proved reserves of 233.2 million barrels of oil equivalent (20 percent natural gas) and 2003 average daily production of 198 million cubic feet (MMcf) of natural gas and 65,500 barrels of oil.

      "Establishing the North Sea as an Apache core area extends our relationship to one of the world's premier integrated major companies and the largest crude oil producer in the United Kingdom sector of the North Sea," said Apache CEO and President G. Steven Farris.

                                     -more-
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APACHE ACQUIRES ASSETS FROM BP - ADD 1


      "In the Gulf of Mexico, where Apache generated approximately $450 million in net operating income last year, the transaction adds production and reserves and a new exploitation portfolio in North America's strongest gas market.

       "The North Sea fits our balanced-portfolio business model and provides the potential for future internal growth similar to what we have experienced in places like Egypt. Since increasing our Khalda Concession interest to 100 percent 22 months ago, we have grown gross liquids production from 42,400 barrels per day to 65,500 barrels per day," said Farris. "We made seven Western Desert exploration discoveries just last year, plus another four in the deepwater portion of our West Mediterranean Concession."

      Apache has a physical sale agreement with BP to take all of Apache's North Sea production for two years at a combination of fixed and floating prices. A substantial portion of the oil and gas production, both in the North Sea and the Gulf of Mexico, has been hedged at favorable prices through 2004 to preserve Apache's strong financial position in a period of cyclically high gas and oil prices, to protect the acquisition economics, and to maintain Apache's position as a reliable purchaser of major companies' assets as they adjust their worldwide portfolios.

      Approximately two-thirds of the reserves and daily oil production Apache is acquiring from BP are in the North Sea's Forties oil field, establishing a new international operating region for Apache. Apache will become field operator with a 96 percent working interest. Discovered by BP in 1970, the Forties field is the largest ever found in the United Kingdom sector of the North Sea and still ranks eighth in production and reserves after having produced approximately 2.5 billion barrels to date. Apache's acquisition economics estimate average 2003 production of 45,100 barrels of oil per day and net proved reserves of 147.6 million barrels. Apache's production will be transported via the Forties Pipeline System.

                                     -more-
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APACHE ACQUIRES ASSETS FROM BP - ADD 2


      The Gulf of Mexico properties are located offshore Texas and Louisiana in areas where Apache has substantial existing operations. The acquisition economics estimate 2003 production of 198 MMcf per day and 20,400 barrels of liquid hydrocarbons per day and net proved reserves totaling 85.6 million barrels equivalent. The assets comprise 113 total blocks and 61 fields; 70 percent of the production is operated. Apache will acquire a 100 percent working interest in 19 of the fields.

      The effective date of the transaction is Jan. 1, 2003, with closing on the Gulf portion anticipated on or about March 31 and the North Sea portion projected for late in the second quarter. Both closings are subject to customary government approvals.

      Apache intends to finance the acquisition with a combination of internally generated funds, equity and debt.

      Morgan Stanley served as financial adviser to Apache for this transaction.

      Apache Corporation is a large independent exploration and production company with existing operations in the United States, Canada, Egypt, Western Australia, China, Argentina and Poland.

      Maps and other materials relating to the BP transaction are available on Apache's Web site at www.apachecorp.com. The Web site will simulcast Apache's conference call on the acquisition on Monday, January 13, at 9:30 a.m. Central time. By midday the conference call will be available for replay both online and via telephone (dial 719-457-0820 and provide pass code number 700962). A fact sheet on the transaction is attached to this news release.

                                      -end-

This news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding Apache's reserves, reserve life, production, exploration potential, future oil and gas prices, capital expenditures, financing, and the timetable for closing the announced acquisitions. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.